Exhibit 99.1

Radian Reports Second Quarter 2014 Financial Results

– Reports net income of $175 million or $0.78 per diluted share –

– Total number of primary delinquent loans decline 38% year-over-year; delinquency rate falls to 5.8% –

– Acquires Clayton Holdings, a leading provider of outsourced mortgage and real estate solutions –

PHILADELPHIA--(BUSINESS WIRE)--August 7, 2014--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended June 30, 2014, of $174.8 million, or $0.78 per diluted share, which included net gains on investments of $47.2 million and combined gains from the change in fair value of derivatives and other financial instruments of $55.6 million. This compares to a net loss for the quarter ended June 30, 2013, of $33.2 million, or $0.19 per diluted share, which included net losses on investments of $130.3 million and combined net gains from the change in fair value of derivatives and other financial instruments of $87.7 million. Book value per share at June 30, 2014, was $8.29.

Adjusted pretax operating income for the quarter ended June 30, 2014, was $74.2 million, consisting of $92.9 million of income from the mortgage insurance segment and a loss of $18.7 million from the financial guaranty segment. This compares to adjusted pretax operating income for the quarter ended June 30, 2013, of $16.2 million, consisting of $15.9 million of income from the mortgage insurance segment and $0.3 million of income from the financial guaranty segment.

“I am pleased with the solid financial performance and strong credit trends for our mortgage insurance business in the second quarter, as well as the successful closing of our Clayton acquisition,” said Chief Executive Officer S.A. Ibrahim. “We believe that there is continued growth and opportunity ahead for our mortgage insurance business, and we are positioning Radian to leverage our risk management expertise as well as our new industry-leading mortgage and real estate services for the next phase in the evolution of the U.S. housing finance markets.”

CAPITAL AND LIQUIDITY UPDATE

Radian Guaranty’s risk-to-capital ratio was 18.7:1 as of June 30, 2014. Radian Group maintains approximately $770 million of currently available liquidity.

  The improvement in the risk-to-capital ratio from March 31, 2014, was primarily driven by the company’s net income, partially offset by an increase to net risk in force.
  Current holding company liquidity was approximately $770 million after an investment of $20 million in July 2014, to capitalize a newly formed, wholly owned insurance subsidiary of Radian Group. The strategic objective of this investment is to offer mortgage insurance-related products, which are currently in a developmental stage.
  As of June 30, 2014, Radian Guaranty’s statutory capital was $1.5 billion compared to $1.4 billion at March 31, 2014, and $1.2 billion a year ago.
  In 2012, Radian Guaranty entered into two quota share reinsurance agreements with the same third-party reinsurance provider, in order to proactively manage its risk-to-capital position. On April 1, 2013, Radian reduced the amount of new business ceded under these reinsurance agreements on a prospective basis from 20 percent to 5 percent. As of June 30, 2014, a total of $2.7 billion of risk in force had been ceded under those agreements. Radian has the option to recapture a portion of the ceded risk outstanding on each of December 31, 2014 and December 31, 2015.

SECOND QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) was $9.3 billion during the quarter, compared to $6.8 billion in the first quarter of 2014 and $13.4 billion in the prior-year quarter. Radian wrote an additional $3.9 billion in NIW in July 2014, compared to $5.3 billion in July 2013.
    The Home Affordable Refinance Program (HARP) accounted for $0.5 billion of insurance not included in Radian Guaranty’s NIW total for the quarter. This compares to $0.6 billion in the first quarter of 2014 and $2.4 billion in the prior-year quarter. As of June 30, 2014, more than 11 percent of the company’s total primary mortgage insurance risk in force had successfully completed a HARP refinance.
    Of the $9.3 billion in new business written in the second quarter of 2014, 76 percent was written with monthly premiums and 24 percent with single premiums. This compares to a mix of 67 percent monthly premiums and 33 percent single premiums in the second quarter of 2013.
    NIW continued to consist of loans with excellent risk characteristics.
  The mortgage insurance provision for losses was $64.3 million in the second quarter of 2014, compared to $49.2 million in the first quarter of 2014, and $136.4 million in the prior-year period.
    The loss ratio in the second quarter was 31.6 percent, compared to 24.7 percent in the first quarter of 2014 and 68.9 percent in the second quarter of 2013.
    Mortgage insurance loss reserves were $1.7 billion as of June 30, 2014, compared to $1.9 billion as of March 31, 2014, and $2.7 billion as of June 30, 2013.
    Primary reserves (excluding IBNR and other reserves) per default were $26,024 as of June 30, 2014. This compares to primary reserves per default of $26,509 as of March 31, 2014, and $27,293 as of June 30, 2013.
  The total number of primary delinquent loans decreased by 8 percent in the second quarter from the first quarter of 2014, and by 38 percent from the second quarter of 2013. In addition, the total number of primary delinquent loans declined by 2 percent in July 2014. Additional details related to the company’s delinquency inventory in July 2014 may be found on Slide 21 of the second quarter presentation slides. The primary mortgage insurance delinquency rate decreased to 5.8 percent in the first quarter of 2014, compared to 6.3 percent in the first quarter of 2014, and 9.7 percent in the second quarter of 2013.
  Total mortgage insurance claims paid were $240.3 million in the second quarter, compared to $306.9 million in the first quarter of 2014, and $326.4 million in the second quarter of 2013. Claims paid in the second quarter of 2014 exclude approximately $35 million of claims processed in the quarter in accordance with the terms of the Freddie Mac Agreement, for which no cash payment was necessary. The company expects mortgage insurance net claims paid in the $900 million to $1.0 billion range for the full-year 2014.
  Other operating expenses were $65.6 million in the second quarter, compared to $59.9 million in the first quarter of 2014, and $61.0 million in the second quarter of 2013. The second quarter included $6.7 million of Clayton-related acquisition expenses. In both the first and second quarters, long-term compensation expenses were $13.6 million. While the component of the long-term incentive expenses that resulted from the stock price movement decreased to $0.1 million in the second quarter of 2014 compared to $7.8 million in the first quarter of 2014, this decrease was offset in the second quarter primarily by the recognition of expense related to certain of our annual long-term incentive award grants made in the second quarter.
  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC. This transaction is consistent with Radian’s growth and diversification strategy to pursue opportunities to provide mortgage and real estate products and services to the mortgage finance market. Radian Group paid aggregate cash consideration, including working capital adjustments, of approximately $312 million to purchase all of the outstanding equity interests in Clayton.
    Summary financial information representing unaudited quarterly historical details for Clayton may be found in press release Exhibit N.
    Results of operations for Clayton will be reported in a new Mortgage and Real Estate Services financial segment beginning in the third quarter of 2014.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.
    As of June 30, 2014, Radian Asset had approximately $1.2 billion in statutory surplus. Following the previously disclosed extraordinary dividend payment from Radian Asset to Radian Guaranty of $150.0 million in July 2014, Radian Asset had approximately $1.0 billion in statutory surplus with an additional $0.4 billion in claims-paying resources.
    The company increased loss reserves related to its exposure to Puerto Rico by $11.1 million during the quarter and, as of June 30, 2014, maintains $12.0 million of total loss reserves on its Puerto Rico exposure. An overview of the company’s Puerto Rico exposure may be found under Company Statements in the Investors section of Radian’s website: http://www.radian.biz/page?name=CompanyStatements
    Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 82 percent to $20.2 billion as of June 30, 2014, including large declines in many of the riskier segments of the portfolio.

RECENT EVENTS

  On July 10th, the Federal Housing Finance Agency (FHFA) issued proposed Private Mortgage Insurer Eligibility Requirements (PMIERs), which were developed by Fannie Mae and Freddie Mac (GSEs), for public comment. The proposed PMIERs are intended to provide revised requirements that the GSEs will impose on private mortgage insurers (MIs), including Radian Guaranty, to remain eligible insurers of loans purchased by the GSEs. Radian will provide commentary to the FHFA on several areas of the proposed PMIERs during the public comment period, which is scheduled to end on September 8, 2014. Additional information on the proposed PMIERs may be found on Radian’s website at www.radian.biz/pmiers.
  After receiving approval from the New York Department of Financial Services in July, Radian Asset paid an extraordinary dividend to Radian Guaranty of $150 million. Radian Asset expects to request an additional extraordinary dividend in 2015.

CONFERENCE CALL

Radian will discuss second quarter financial results in its conference call today, Thursday, August 7, 2014 at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1096 inside the U.S., or 612.332.0345 for international callers, using passcode 332755 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 332755.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURE

Radian believes that adjusted pretax operating income (a non-GAAP measure) facilitates evaluation of the company’s fundamental financial performance and provides relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, this measure is not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as an alternative to a GAAP measure of performance. The measure described below has been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enable more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the GAAP measure. See Exhibit E or Radian’s website for a description of these items, as well as a reconciliation of adjusted pretax operating income (loss) to pretax income (loss).

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations
Exhibit B:	Net Income (Loss) Per Share
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Segment Information Quarter Ended June 30, 2014 and
Quarter Ended June 30, 2013
Exhibit E:	Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit F:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit G:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit H:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit I:	Mortgage Insurance Supplemental Information
Pool and Other Risk in Force, Risk-to-Capital
Exhibit J:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency
Exhibit M:	Financial Guaranty Supplemental Information
Exhibit N:	Clayton Selected Financial Information

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2014	2013	2014	2013

Revenues:
Net premiums written - insurance	$222,367	$251,229	$436,073	$458,414

Net premiums earned - insurance	$214,114	$213,124	$419,779	$405,712
Net investment income	25,737	27,615	49,966	54,488
Net gains (losses) on investments	47,219	(130,254)	111,670	(135,759)
Change in fair value of derivative instruments	57,477	86,535	107,563	(81,135)
Net (losses) gains on other financial instruments	(1,909)	1,188	(1,211)	(4,487)
Other income	1,817	2,234	2,944	4,005
Total revenues	344,455	200,442	690,711	242,824

Expenses:
Provision for losses	69,343	140,291	124,152	272,350
Change in reserve for premium deficiency	383	1,251	849	622
Policy acquisition costs	8,421	10,006	17,035	27,201
Other operating expenses	65,551	60,981	125,460	141,081
Interest expense	22,348	19,420	42,275	35,301
Total expenses	166,046	231,949	309,771	476,555

Equity in net (loss) income of affiliates	—	—	(13)	1

Pretax income (loss)	178,409	(31,507)	380,927	(233,730)
Income tax provision (benefit)	3,576	1,665	3,335	(13,058)

Net income (loss)	$174,833	$(33,172)	$377,592	$(220,672)

Diluted net income (loss) per share	$0.78	$(0.19)	$1.71	$(1.40)

For Trend Information, refer to our Quarterly Financial Statistics on Radian’s website.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
Net income (loss)—basic	$174,833	$(33,172)	$377,592	$(220,672)
Adjustment for dilutive Convertible Senior Notes due 2019 (1)	5,503	—	10,958	—
Net income (loss)—diluted	$180,336	$(33,172)	$388,550	$(220,672)

Average common shares outstanding—basic	182,583	171,783	177,903	158,180
Dilutive effect of Convertible Senior Notes due 2017 (2)	7,599	—	8,306	—
Dilutive effect of Convertible Senior Notes due 2019	37,736	—	37,736	—
Dilutive effect of stock-based compensation arrangements (3)	2,861	—	2,822	—
Adjusted average common shares outstanding—diluted	230,779	171,783	226,767	158,180

Net income (loss) per share—basic	$0.96	$(0.19)	$2.12	$(1.40)
Net income (loss) per share—diluted	$0.78	$(0.19)	$1.71	$(1.40)

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

Does not include the anti-dilutive impact of 6,403,559 and 6,256,973 shares, respectively, for the three and six months ended June 30, 2014 due to capped call transactions related to the Convertible Senior Notes due 2017. Such transactions were designed to offset the potential dilution of the notes up to a stock price of approximately $14.11 per share.

(3)

For the three and six months ended June 30, 2014, 1,483,800 shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income (loss) per share as of such dates because they were anti-dilutive.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	June 30,	December 31,
(In thousands, except per share amounts)	2014	2013

Assets:
Cash and investments	$5,006,221	$4,977,542
Deferred policy acquisition costs	60,776	66,926
Deferred income taxes, net	—	17,902
Reinsurance recoverables	24,752	46,846
Goodwill and other intangible assets, net	296,948	2,300
Derivative assets	22,033	16,642
Other assets	521,821	493,533
Total assets	$5,932,551	$5,621,691

Liabilities and stockholders’ equity:
Unearned premiums	$781,660	$768,871
Reserve for losses and loss adjustment expenses	1,749,435	2,185,421
Long-term debt	1,192,397	930,072
VIE debt	93,631	94,645
Derivative liabilities	200,227	307,185
Other liabilities	330,954	395,852
Total liabilities	4,348,304	4,682,046

Common stock	209	191
Additional paid-in capital	1,707,655	1,454,297
Retained deficit	(174,634)	(552,226)
Accumulated other comprehensive income	51,017	37,383
Total common stockholders’ equity	1,584,247	939,645
Total liabilities and stockholders’ equity	$5,932,551	$5,621,691

Shares outstanding, end of period	191,014	173,100

Book value per share	$8.29	$5.43

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 1 of 5)

Summarized financial information concerning our operating segments and reconciliations to consolidated pretax income (loss) and consolidated net income (loss), as of and for the periods indicated, is as follows:

	Quarter Ended June 30, 2014
(In thousands)	Mortgage Insurance	Financial Guaranty	Total
Net premiums written - insurance	$221,947	$420	$222,367
Net premiums earned - insurance	$203,646	$10,468	$214,114
Net premiums earned on derivatives (1)	—	3,346	3,346
Net investment income	15,271	10,466	25,737
Other income	1,626	191	1,817
Total revenues	220,543	24,471	245,014

Provision for losses	64,265	5,078	69,343
Estimated present value of net credit losses incurred (1)	180	11,279	11,459
Change in reserve for premium deficiency	383	—	383
Policy acquisition costs	6,746	1,675	8,421
Other operating expenses	49,607	9,212	58,819
Interest expense	6,405	15,943	22,348
Total expenses	127,586	43,187	170,773

Adjusted pretax operating income (loss)	$92,957	$(18,716)	$74,241

	At June 30, 2014
(In thousands)	Mortgage Insurance	Financial Guaranty	Mortgage and Real Estate Services (2)	Total
Cash and investments	$2,747,960	$2,240,149	$18,112	$5,006,221
Deferred policy acquisition costs	26,443	34,333	—	60,776
Goodwill and other intangible assets, net	2,266	—	294,682	296,948
Total assets	3,153,482	2,438,418	340,651	5,932,551
Unearned premiums	597,860	183,800	—	781,660
Reserve for losses and loss adjustment expenses	1,714,681	34,754	—	1,749,435
VIE Debt	3,237	90,394	—	93,631
Derivative liabilities	—	200,227	—	200,227

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.
(2)	Primarily comprising the acquisition of Clayton Holdings, effective June 30, 2014.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 2 of 5)

	Six Months Ended June 30, 2014
(In thousands)	Mortgage Insurance	Financial Guaranty	Total
Net premiums written - insurance	$434,900	$1,173	$436,073
Net premiums earned - insurance	$402,408	$17,371	$419,779
Net premiums earned on derivatives (1)	—	6,791	6,791
Net investment income	29,292	20,674	49,966
Other income	2,683	261	2,944
Total revenues	434,383	45,097	479,480

Provision for losses	113,425	10,727	124,152
Estimated present value of net credit losses incurred (1)	319	10,778	11,097
Change in reserve for premium deficiency	849	—	849
Policy acquisition costs	13,763	3,272	17,035
Other operating expenses	99,965	18,763	118,728
Interest expense	11,777	30,498	42,275
Total expenses	240,098	74,038	314,136

Equity in net loss of affiliates	—	(13)	(13)

Adjusted pretax operating income (loss)	$194,285	$(28,954)	$165,331

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries Segment Information Exhibit D (page 3 of 5)

	Quarter Ended June 30, 2013
	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Net premiums written - insurance	$251,159	$70	$251,229
Net premiums earned - insurance	$197,952	$15,172	$213,124
Net premiums earned on derivatives (1)	—	4,857	4,857
Net investment income	15,266	12,349	27,615
Other income	2,159	75	2,234
Total revenues	215,377	32,453	247,830

Provision for losses	136,410	3,881	140,291
Estimated present value of net credit losses (recoveries) incurred (1)	323	(618)	(295)
Change in reserve for premium deficiency	1,251	—	1,251
Policy acquisition costs	6,501	3,505	10,006
Other operating expenses	51,295	9,686	60,981
Interest expense	3,704	15,716	19,420
Total expenses	199,484	32,170	231,654

Adjusted pretax operating income	$15,893	$283	$16,176

Cash and investments	$2,962,997	$2,403,636	$5,366,633
Deferred policy acquisition costs	29,138	41,289	70,427
Total assets	3,431,444	2,622,556	6,054,000
Unearned premiums	483,303	229,403	712,706
Reserve for losses and loss adjustment expenses	2,690,861	25,629	2,716,490
VIE Debt	10,963	95,804	106,767
Derivative liabilities	—	350,576	350,576

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries Segment Information Exhibit D (page 4 of 5)

	Six Months Ended June 30, 2013
	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Net premiums written - insurance	$468,445	$(10,031)	$458,414
Net premiums earned - insurance	$380,944	$24,768	$405,712
Net premiums earned on derivatives (1)	—	9,849	9,849
Net investment income	30,368	24,120	54,488
Other income	3,871	134	4,005
Total revenues	415,183	58,871	474,054

Provision for losses	268,366	3,984	272,350
Estimated present value of net credit losses (recoveries) incurred (1)	24	(3,463)	(3,439)
Change in reserve for premium deficiency	622	—	622
Policy acquisition costs	18,233	8,968	27,201
Other operating expenses	117,075	24,006	141,081
Interest expense	6,373	28,928	35,301
Total expenses	410,693	62,423	473,116

Equity in net income of affiliates	—	1	1

Adjusted pretax operating income (loss)	$4,490	$(3,551)	$939

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries Segment Information Exhibit D (page 5 of 5)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income (Loss)
and Consolidated Net Income (Loss)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance	$92,957	$15,893	$194,285	$4,490
Financial Guaranty	(18,716)	283	(28,954)	(3,551)
Total adjusted pretax operating income	74,241	16,176	165,331	939

Change in fair value of derivative instruments	57,477	86,535	107,563	(81,135)
Less: Estimated present value of net credit (losses) recoveries incurred (1)	(11,459)	295	(11,097)	3,439
Less: Net premiums earned on derivatives (1)	3,346	4,857	6,791	9,849
Change in fair value of derivative instruments expected to reverse over time	65,590	81,383	111,869	(94,423)
Net gains (losses) on investments	47,219	(130,254)	111,670	(135,759)
Net (losses) gains on other financial instruments	(1,909)	1,188	(1,211)	(4,487)
Acquisition-related expenses (1)	(6,732)	—	(6,732)	—
Consolidated pretax income (loss)	178,409	(31,507)	380,927	(233,730)
Income tax provision (benefit)	3,576	1,665	3,335	(13,058)
Consolidated net income (loss)	$174,833	$(33,172)	$377,592	$(220,672)

(1)	Please see Exhibit E (page 1 of 2) for the definition of this line item.

On a consolidated basis, “adjusted pretax operating income (loss)” is a measure not determined in accordance with GAAP. Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss). Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies. See Exhibit E for additional information on our consolidated non-GAAP financial measure.

Radian Group Inc. and Subsidiaries
Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit E (page 1 of 2)

Use of Non-GAAP Financial Measure. In addition to the traditional GAAP financial measures, we have presented a non-GAAP financial measure for the consolidated company, “adjusted pretax operating income (loss),” among our key performance indicators to evaluate our fundamental financial performance. This non-GAAP financial measure aligns with the way the Company’s business performance is evaluated by both management and the board of directors. This measure has been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” is a non-GAAP financial measure, we believe this measure aids in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments. Management’s use of this measure as its primary measure to evaluate segment performance began with the quarter ended March 31, 2014. Accordingly, for comparison purposes, we also present the applicable measures from the corresponding periods of 2013 on a basis consistent with the current year presentation.

Adjusted pretax operating income (loss) adjusts GAAP pretax income (loss) to remove the effects of net gains (losses) on investments and other financial instruments, acquisition-related expenses, amortization of intangible assets and net impairment losses recognized in earnings. It also excludes gains and losses related to changes in fair value estimates on insured credit derivatives and instead includes the impact of changes in the present value of insurance claims and recoveries on insured credit derivatives, based on our ongoing insurance loss monitoring, as well as premiums earned on insured credit derivatives.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the GAAP measure. These adjustments, along with the reasons for their treatment, are described below.

(1)

Change in fair value of derivative instruments. Gains and losses related to changes in the fair value of insured credit derivatives are subject to significant fluctuation based on changes in interest rates, credit spreads (of both the underlying collateral as well as our credit spread), credit ratings and other market, asset-class and transaction-specific conditions and factors that may be unrelated or only indirectly related to our obligation to pay future claims. With the exception of the estimated present value of net credit (losses) recoveries incurred and net premiums earned on derivatives, discussed in items 2 and 3 below, we believe these gains and losses will reverse over time and consequently these changes are not expected to result in economic gains or losses. Therefore, these gains and losses are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Estimated present value of net credit (losses) recoveries incurred. The change in present value of insurance claims we expect to pay or recover on insured credit derivatives represents the amount of the change in credit derivatives from item 1, above, that we expect to result in an economic loss or recovery based on our ongoing loss monitoring analytics. Therefore, this item is expected to have an economic impact and is included in our calculation of adjusted pretax operating income (loss). Also included in this item is the expected recovery of miscellaneous operating expenses associated with our consolidated VIEs.

(3)

Net premiums earned on derivatives. The net premiums earned on insured credit derivatives are classified as part of the change in fair value of derivative instruments discussed in item 1 above. However, since net premiums earned on derivatives are considered part of our fundamental operating activities, these premiums are included in our calculation of adjusted pretax operating income (loss).

(4)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses. We do not view them to be indicative of our fundamental operating activities. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a limited and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(6)

Amortization of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(7)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment and impairment adjustments are made whenever appropriate. We do not view impairment losses on investments or intangibles to be indicative of our fundamental operating activities. Therefore, these losses are excluded from our calculation of adjusted pretax operating income (loss).

Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss). Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit E (page 2 of 2)

The following table provides a reconciliation of our non-GAAP financial measure for the consolidated company, adjusted pretax operating income (loss), to the most comparable GAAP measure, pretax income (loss).

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2014	2013	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance	$92,957	$15,893	$194,285	$4,490
Financial Guaranty	(18,716)	283	(28,954)	(3,551)
Total adjusted pretax operating income	74,241	16,176	165,331	939

Change in fair value of derivative instruments	57,477	86,535	107,563	(81,135)
Less: Estimated present value of net credit (losses) recoveries incurred (1)	(11,459)	295	(11,097)	3,439
Less: Net premiums earned on derivatives (1)	3,346	4,857	6,791	9,849
Change in fair value of derivative instruments expected to reverse over time	65,590	81,383	111,869	(94,423)

Net gains (losses) on investments	47,219	(130,254)	111,670	(135,759)
Net (losses) gains on other financial instruments	(1,909)	1,188	(1,211)	(4,487)
Acquisition-related expenses (1)	(6,732)	—	(6,732)	—
Pretax income (loss)	$178,409	$(31,507)	$380,927	$(233,730)

(1) Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit F

	Quarter Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$9,321	100.0%	$13,376	100.0%	$16,128	100.0%	$24,281	100.0%
Alt -A and A minus and below	1	—	1	—	2	—	2	—
Total Flow	$9,322	100.0%	$13,377	100.0%	$16,130	100.0%	$24,283	100.0%

Total primary new insurance written by FICO score
>=740	$5,769	61.9%	$9,666	72.3%	$10,114	62.7%	$17,876	73.6%
680-739	2,927	31.4	3,256	24.3	4,968	30.8	5,654	23.3
620-679	626	6.7	455	3.4	1,048	6.5	753	3.1
Total Flow	$9,322	100.0%	$13,377	100.0%	$16,130	100.0%	$24,283	100.0%

Percentage of primary new insurance written
Monthly premiums	76%		67%		75%		66%
Single premiums	24%		33%		25%		34%

Refinances	13%		34%		15%		40%
LTV
95.01% and above	0.2%		2.3%		0.5%		2.1%
90.01% to 95.00%	53.9%		44.8%		53.0%		42.5%
85.01% to 90.00%	34.5%		37.5%		34.5%		38.3%
85.00% and below	11.4%		15.4%		12.0%		17.1%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit G

	June 30,		June 30,
	2014		2013
($ in millions)	$	%	$	%
Primary insurance in force (1)
Flow	$155,604	94.3%	$140,776	93.0%
Structured	9,385	5.7	10,596	7.0
Total Primary	$164,989	100.0%	$151,372	100.0%

Prime	$151,865	92.0%	$135,818	89.7%
Alt-A	8,014	4.9	9,557	6.3
A minus and below	5,110	3.1	5,997	4.0
Total Primary	$164,989	100.0%	$151,372	100.0%

Primary risk in force (1)
Flow	$39,139	94.8%	$34,842	93.7%
Structured	2,131	5.2	2,355	6.3
Total Primary	$41,270	100.0%	$37,197	100.0%

Flow
Prime	$36,861	94.2%	$32,099	92.1%
Alt-A	1,411	3.6	1,696	4.9
A minus and below	867	2.2	1,047	3.0
Total Flow	$39,139	100.0%	$34,842	100.0%

Structured
Prime	$1,263	59.3%	$1,385	58.8%
Alt-A	452	21.2	515	21.9
A minus and below	416	19.5	455	19.3
Total Structured	$2,131	100.0%	$2,355	100.0%

Total
Prime	$38,124	92.4%	$33,484	90.0%
Alt-A	1,863	4.5	2,211	6.0
A minus and below	1,283	3.1	1,502	4.0
Total Primary	$41,270	100.0%	$37,197	100.0%

(1) Includes amounts related to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit H

	June 30,			June 30,
	2014			2013
($ in millions)	$		%	$	%
Total primary risk in force by FICO score
Flow
>=740	$22,633		57.8%	$19,120	54.9%
680-739	11,469		29.3	10,258	29.4
620-679	4,414		11.3	4,700	13.5
<=619	623		1.6	764	2.2
Total Flow	$39,139		100.0%	$34,842	100.0%

Structured
>=740	$576		27.0%	$632	26.8%
680-739	609		28.6	678	28.8
620-679	560		26.3	623	26.5
<=619	386		18.1	422	17.9
Total Structured	$2,131		100.0%	$2,355	100.0%

Total
>=740	$23,209		56.2%	$19,752	53.1%
680-739	12,078		29.3	10,936	29.4
620-679	4,974		12.1	5,323	14.3
<=619	1,009		2.4	1,186	3.2
Total Primary	$41,270		100.0%	$37,197	100.0%

Total primary risk in force by LTV
95.01% and above	$3,835		9.3%	$4,349	11.7%
90.01% to 95.00%	18,637		45.1	15,154	40.8
85.01% to 90.00%	14,963		36.3	13,996	37.6
85.00% and below	3,835		9.3	3,698	9.9
Total	$41,270		100.0%	$37,197	100.0%

Total primary risk in force by policy year
2005 and prior	$3,927		9.5%	$5,073	13.6%
2006	2,157		5.2	2,526	6.8
2007	4,890		11.8	5,650	15.2
2008	3,660		8.9	4,277	11.5
2009	1,267		3.1	1,706	4.6
2010	1,068		2.6	1,433	3.8
2011	2,051		5.0	2,549	6.9
2012	7,229		17.5	8,157	21.9
2013	10,965		26.6	5,826	15.7
2014	4,056		9.8	—	—
Total	$41,270		100.0%	$37,197	100.0%

Primary risk in force on defaulted loans	$2,270	(1)		$3,624

(1) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	June 30,				June 30,
($ in millions)	2014				2013
	$			%	$		%
Pool risk in force
Prime	$1,229			79.0%	$1,346		77.5%
Alt-A	64			4.1	90		5.2
A minus and below	262			16.9	301		17.3
Total	$1,555			100.0%	$1,737		100.0%

Total pool risk in force by policy year
2005 and prior	$1,479			95.1%	$1,599		92.1%
2006	13			0.8	58		3.3
2007	62			4.0	75		4.3
2008	1			0.1	5		0.3
Total pool risk in force	$1,555			100.0%	$1,737		100.0%

Other risk in force
Second-lien
1st loss	$50				$71
2nd loss	15				11
NIMS	5				14
1st loss-Hong Kong primary mortgage insurance	16				29
Total other risk in force	$86				$125

Risk to capital ratio-Radian Guaranty only	18.7	:1	(1)		19.7	:1
Risk to capital ratio-Mortgage Insurance combined	22.1	:1	(1)		25.9	:1

(1) Preliminary

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	Quarter Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2014	2013	2014	2013

Net claims paid
Prime	$159,335	$217,878	$354,053	$418,395
Alt-A	37,368	46,059	83,559	95,150
A minus and below	26,675	33,213	59,961	60,699
Total primary claims paid	223,378	297,150	497,573	574,244
Pool	16,362	28,610	47,225	59,559
Second-lien and other	511	614	1,238	2,498
Subtotal	240,251	326,374	546,036	636,301
Impact of captive terminations	—	—	1,156	—
Total	$240,251	$326,374	$547,192	$636,301

Average claim paid (1)
Prime	$46.3	$46.0	$45.1	$47.4
Alt-A	55.9	52.5	55.4	56.1
A minus and below	37.8	34.1	37.2	35.6
Total primary average claims paid	46.4	45.1	45.3	46.9
Pool	63.4	74.9	61.3	74.2
Second-lien and other	16.5	11.8	18.7	18.2
Total	$47.0	$46.5	$46.2	$48.3

Average primary claim paid (2)	$47.4	$47.2	$46.7	$49.2
Average total claim paid (2)	$48.0	$48.5	$47.5	$50.4

Loss ratio - GAAP basis	31.6%	68.9%	28.2%	70.4%
Expense ratio - GAAP basis	27.7%	29.2%	28.3%	35.5%
	59.3%	98.1%	56.5%	105.9%

Reserve for losses by category
Prime	$701,718	$1,301,362
Alt-A	323,490	448,053
A minus and below	174,922	272,755
IBNR and other	326,821	284,844
LAE	50,071	55,234
Reinsurance recoverable (3)	22,458	58,427
Total primary reserves	1,599,480	2,420,675
Pool insurance	104,424	227,827
IBNR and other	4,621	31,191
LAE	4,180	6,096
Total pool reserves	113,225	265,114
Total 1st lien reserves	1,712,705	2,685,789
Second lien and other	1,976	5,072
Total reserves	$1,714,681	$2,690,861

1st lien reserve per default (4)
Primary reserve per primary default excluding IBNR and other	26,024	27,293
Pool reserve per pool default excluding IBNR and other	12,836	15,378

(1)	Net of reinsurance recoveries and without giving effect to captive terminations.
(2)	Before reinsurance recoveries and without giving effect to captive terminations.
(3)	Represents ceded losses on captive transactions and quota share reinsurance transactions, and Smart Home in 2013.
(4)	If calculated before giving effect to deductibles and stop losses in pool transactions, this would be $21,514 and $29,846 at June 30, 2014 and 2013, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	June 30,		December 31,		June 30,
	2014		2013		2013
Default Statistics
Primary Insurance:

Prime
Number of insured loans	756,344		741,554		711,042
Number of loans in default	30,012		37,932		50,575
Percentage of loans in default	3.97%		5.12%		7.11%

Alt-A
Number of insured loans	41,399		44,905		49,745
Number of loans in default	9,299		11,209		13,731
Percentage of loans in default	22.46%		24.96%		27.60%

A minus and below
Number of insured loans	37,719		40,930		45,680
Number of loans in default	9,593		11,768		13,951
Percentage of loans in default	25.43%		28.75%		30.54%

Total Primary
Number of insured loans	845,534	(1)	839,249	(1)	806,467
Number of loans in default	48,904	(2)	60,909	(2)	78,257
Percentage of loans in default	5.78%		7.26%		9.70%

Pool insurance
Number of loans in default	8,461		11,921		15,212

(1)	Includes 10,072 and 11,860 insured loans subject to the Freddie Mac Agreement at June 30, 2014 and December 31, 2013, respectively.
(2)	Excludes 5,238 and 7,221 loans subject to the Freddie Mac Agreement that are in default at June 30, 2014 and December 31, 2013, respectively, as we no longer have claims exposure on these loans.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	Quarter Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2014	2013	2014	2013

1st Lien Captives
Premiums ceded to captives	$3,314	$4,787	$6,822	$9,939
% of total premiums	1.5%	2.2%	1.6%	2.4%
Insurance in force included in captives (1)	3.3%	5.2%
Risk in force included in captives (1)	3.1%	5.0%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$5,046	$5,900	$10,350	$12,022
% of premiums written	2.1%	2.2%	2.2%	2.3%
QSR ceded premiums earned	$6,803	$7,662	$13,610	$15,495
% of premiums earned	3.1%	3.6%	3.1%	3.8%
Ceding commissions	$1,262	$1,475	$2,588	$3,005
Risk in force included in QSR (2)	$1,234,975	$1,421,096

Second QSR Transaction
QSR ceded premiums written	$8,072	$7,580	$15,365	$24,020
% of premiums written	3.4%	2.8%	3.3%	4.7%
QSR ceded premiums earned	$7,197	$4,283	$13,782	$7,121
% of premiums earned	3.3%	2.0%	3.2%	1.7%
Ceding commissions	$2,825	$2,653	$5,378	$8,407
Risk in force included in QSR (2)	$1,447,088	$1,046,041

Persistency (twelve months ended June 30)	83.1%	80.3%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit M

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013

Total Premiums Earned - insurance	$10,468	$15,172	$17,371	$27,215
Impact of commutations and reinsurance	—	—	—	(2,447)
Net Premiums Earned - insurance	$10,468	$15,172	$17,371	$24,768

Refundings included in earned premium	$6,073	$10,288	$8,190	$15,041

Claims paid	$(75)	$2,825	$2,958	$44,683	(1)

	June 30,	December 31,
($ in thousands, except ratios)	2014	2013

Statutory Information:

Capital and surplus	$1,186,121	$1,198,034
Contingency reserve	279,713	263,963
Qualified statutory capital	1,465,834	1,461,997

Unearned premium reserve	183,335	195,303
Loss and loss expense reserve	(179,135)	(180,168)
Total statutory policyholders’ reserves	1,470,034	1,477,132

Present value of installment premiums	79,345	90,852
Total statutory claims paying resources	$1,549,379	$1,567,984

Net debt service outstanding	$26,957,481	$30,778,401

Capital leverage ratio (2)	18	21
Claims paying leverage ratio (3)	17	20

Net par outstanding by product:
Public finance direct	$7,502,390	$8,051,124
Public finance reinsurance	4,313,878	4,383,643
Structured direct	7,939,848	10,872,379
Structured reinsurance	493,014	547,733
Total (4)	$20,249,130	$23,854,879

(1)	Primarily related to commutation of reinsurance business.
(2)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(3)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(4)

Included in public finance net par outstanding is $0.7 billion and $0.9 billion at June 30, 2014 and December 31, 2013, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

Clayton Holdings LLC and Subsidiaries
Selected Financial Information (Unaudited)
Exhibit N

The selected financial information presented below represents unaudited quarterly historical information for the businesses of Clayton Holdings LLC (“Clayton”) acquired on June 30, 2014.

	2012		2013				2014
(In thousands)	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2
Services revenue	$32,514	$31,524	$37,041	$39,115	$32,718	$25,593	$28,043	$36,347
Cost of services	18,951	19,251	20,173	22,028	18,015	14,957	15,469	19,956
Gross profit on services	$13,563	$12,273	$16,868	$17,087	$14,703	$10,636	$12,574	$16,391

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets (including declines in home prices and property values), the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity (including legislative changes impacting the obligations of the public or sovereign entities that our financial guaranty business insures), actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of the fact that certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events, municipal and sovereign or sub-sovereign bankruptcy filings or other economic changes in geographic regions where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  a reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, or general reduced housing demand in the U.S., which may be exacerbated by regulations impacting home mortgage originations, including requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act");
  our ability to maintain an adequate risk-to-capital position, minimum policyholder position and other surplus requirements for Radian Guaranty Inc. ("Radian Guaranty"), our principal mortgage insurance subsidiary, and an adequate minimum policyholder position and surplus for our insurance subsidiaries that provide reinsurance or capital support to Radian Guaranty;
  Radian Guaranty's ability to comply within the applicable transition period with the financial requirements of the Private Mortgage Insurance Eligibility Requirements ("PMIERs") when adopted, which, based on the recently issued proposed PMIERs, may require us to contribute a substantial portion of our holding company cash and investments to Radian Guaranty, and could depend on our ability to, among other things: (1) successfully monetize Radian Asset Assurance Inc. ("Radian Asset Assurance"), a direct subsidiary of Radian Guaranty, or otherwise utilize the capital at Radian Asset Assurance in a manner that complies with the PMIERs; and (2) obtain reinsurance for a portion of our mortgage insurance risk-in-force in a manner that is compliant with the PMIERS. The amount of capital or capital relief that may be required to comply with the PMIERs also may be impacted by the performance of our mortgage insurance business, including our level of defaults, the losses we incur on new and existing defaults and the amount and credit characteristics of new business we write, among other factors. Contributing a substantial portion of our holding company cash and investments to Radian Guaranty would leave Radian Group Inc. ("Radian Group") with less liquidity to satisfy its obligations, and we may not be successful in monetizing or otherwise utilizing the capital of Radian Asset Assurance or in obtaining qualifying reinsurance for our mortgage insurance risk-in-force on terms that are acceptable to us, if at all. In the event we are unable to successfully execute these or similar transactions or strategies, or such transactions are not available on terms that are acceptable to us, we may be required or we may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all. The ultimate form of the PMIERs and the timeframe for their implementation remain uncertain;
  changes in the charters or business practices of, or rules or regulations applicable to, the GSEs, including the adoption of the PMIERs, which in their current proposed form: (1) would require Radian Guaranty to hold significantly more capital than is currently required and could negatively impact our returns on equity; (2) could limit the type of business that Radian Guaranty and other private mortgage insurers are willing to write, which could reduce our NIW; (3) could increase the cost of private mortgage insurance, including as compared to the Federal Housing Administration's ("FHA") pricing, or result in the emergence of other forms of credit enhancement; and (4) could require changes to our business practices that may result in substantial additional costs in order to achieve and maintain compliance with the PMIERs;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  a more rapid than expected decrease in the levels of mortgage insurance rescissions and claim denials, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in net rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials (including as part of one or more settlements of disputed rescissions or denials), or by Fannie Mae or Freddie Mac (the "Government-Sponsored Enterprises" or the "GSEs") intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact that our loss mitigation activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our loss mitigation activities, to increase our loss reserves for, and reassume risk on, rescinded or cancelled loans or denied claims, and to pay additional claims, including amounts previously curtailed;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain a small part of our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our monthly premium policies and could decrease the profitability of our mortgage insurance business;
  heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers, including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have, that may be perceived as having a greater ability to comply with the PMIERs, that may have access to greater amounts of capital than we do, that are less dependent on capital support from their subsidiaries than we are or that are new entrants to the industry, and therefore, are not burdened by legacy obligations;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with private mortgage insurance may be considered "qualified residential mortgages" for purposes of the Dodd-Frank Act securitization provisions;
  the application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations (including in particular investigations and litigation relating to captive reinsurance arrangements under the Real Estate Settlement Procedures Act of 1974); (ii) changes to the Mortgage Guaranty Insurers Model Act (the "Model Act") being considered by the National Association of Insurance Commissioners that could include more stringent capital and other requirements for Radian Guaranty in states that adopt the new Model Act in the future; and (iii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including adjustments proposed by the Internal Revenue Service resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, a significant portion of our investment portfolio and certain of our long-term incentive compensation awards;
  our ability to realize some or all of the tax benefits associated with our gross deferred tax assets, which will depend, in part, on our ability to generate sufficient sustainable taxable income in future periods;
  changes in accounting principles generally accepted in the United States of America or statutory accounting principles, rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries;
  our ability to fully realize the benefits anticipated from our recent acquisition of Clayton Holdings LLC ("Clayton"), which may be impeded by, among other things, a loss of customers and/or employees; the potential inability to successfully incorporate Clayton's business into Radian Group; and the potential distraction of management time and attention in connection with the post-acquisition process; and
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton, the valuation of which requires the use of significant estimates and assumptions with respect to the estimated future economic benefits arising from certain assets acquired in the transaction such as the value of expected future cash flows of Clayton, Clayton's workforce, expected synergies with our other affiliates and other unidentifiable intangible assets.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz